EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES FIRST QUARTER EARNINGS AND
CONFIRMS FULL YEAR ESTIMATE

First Quarter 2016 Highlights

•	Net income per share of $0.44
•	Adjusted net income per share of $0.45
•	Metal container volume growth of 2 percent
•	Closures volume growth of 5 percent
•	Announced the shutdown of one metal container facility

STAMFORD, CT, April 27, 2016 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported first quarter 2016 net income of $26.6 million, or $0.44 per diluted share, as compared to first quarter 2015 net income of $33.3 million, or $0.53 per diluted share.

"We are pleased with our first quarter 2016 results, as we reported adjusted net income per diluted share of $0.45, at the high end of our estimate, with our metal and plastic container businesses performing as expected and our closures business off to a strong start," said Tony Allott, President and CEO.   "We continued to experience logistical inefficiencies and incremental costs related to our footprint optimization programs, but we have made progress toward qualification in our new manufacturing facilities.   Our metal container business benefitted from volume growth in the quarter, but as expected continued to experience higher manufacturing costs,  including start-up costs related to
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SILGAN HOLDINGS
April 27, 2016

the new manufacturing facility in Iowa.  The business also benefitted from better than expected cost absorption, as higher inventory levels were maintained in anticipation of optimizing production in the latter half of the year.  Our closures business continued to perform well operationally and experienced volume growth as the beverage season in the U.S. got off to a strong start.  Due to our ongoing major plant optimization program in our plastic container business, we continued to incur higher expenses and start-up costs related to its two new manufacturing facilities.  We are pleased with our results thus far and the progress on our longer-term footprint optimization, but we remain cautious of the risks still ahead of us.  At this time, we are confirming our full year 2016 earnings estimate of adjusted net income per diluted share in the range of $2.80 to $3.00," continued Mr. Allott.

Adjusted net income per diluted share was $0.45 for the first quarter of 2016, after adjustments increasing net income per diluted share by $0.01.  Adjusted net income per diluted share was $0.54 for the first quarter of 2015, after adjustments increasing net income per diluted share by $0.01. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the first quarter of 2016 were $792.7 million, a decrease of $23.9 million, or 2.9 percent, as compared to $816.6 million in 2015.  This decrease was the result of a decrease in net sales across all of our businesses due primarily to the pass through of lower raw material costs.

Income from operations for the first quarter of 2016 was $57.4 million, a decrease of $9.7 million, or 14.5 percent, as compared to $67.1 million for the first quarter of 2015, and operating margin decreased to 7.2 percent from 8.2 percent for the same periods.  The decrease in income from operations was the result of a decrease in income from operations in the metal and plastic container businesses, partially offset by an increase in income from operations in the closures business.

The effective tax rates were 35.2 percent and 34.2 percent for the first quarters of 2016 and 2015, respectively.  The effective tax rate in the first quarter of 2016 was unfavorably impacted by the cumulative adjustment of a change in tax law in a certain foreign jurisdiction, partially offset by higher income in more favorable tax jurisdictions.
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SILGAN HOLDINGS
April 27, 2016

Metal Containers

Net sales of the metal container business were $453.4 million for the first quarter of 2016, a decrease of $5.5 million, or 1.2 percent, as compared to $458.9 million in 2015.  This decrease was primarily a result of the pass through of lower raw material costs and the impact of slightly unfavorable foreign currency translation, partially offset by an increase in unit volumes of approximately 2 percent.

Income from operations of the metal container business in the first quarter of 2016 decreased $3.1 million to $37.6 million as compared to $40.7 million in 2015, and operating margin decreased to 8.3 percent from 8.9 percent over the same periods.  The decrease in income from operations was primarily attributable to higher manufacturing costs, including start-up costs related to the new manufacturing facility in Iowa, and foreign currency transaction gains in the prior year period, partially offset by higher unit volumes.  As a result of capacity additions in the new facility, the Company announced its intention to shutdown its two-piece can manufacturing plant in LaPorte, Indiana in the latter half of 2016.

Closures

Net sales of the closures business were $196.1 million in the first quarter of 2016, a decrease of $2.0 million, or 1.0 percent, as compared to $198.1 million in the first quarter of 2015.  This decrease was primarily the result of the pass through of lower raw material costs and the impact of slightly unfavorable foreign currency translation, mostly offset by an increase in unit volumes of approximately 5 percent due primarily to higher demand from U.S. beverage markets.

Income from operations of the closures business for the first quarter of 2016 increased $2.9 million to $24.5 million as compared to $21.6 million in 2015, and operating margin increased to 12.5 percent from 10.9 percent over the same periods.  The increase in income from operations was primarily due to higher unit volumes and manufacturing efficiencies, partially offset by the favorable impact in the prior year period from the lagged pass through of decreases in resin costs.

Plastic Containers

Net sales of the plastic container business were $143.2 million in the first quarter of 2016, a decrease of $16.4 million, or 10.3 percent, as compared to $159.6 million in the first quarter of 2015.  This
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SILGAN HOLDINGS
April 27, 2016

decrease was principally due to the pass through of lower raw material costs, lower volumes of approximately 1 percent and the impact of unfavorable foreign currency translation.

Income from operations of the plastic container business for the first quarter of 2016 was $0.1 million, a decrease of $9.1 million as compared to $9.2 million in 2015, and operating margin decreased to 0.1 percent from 5.8 percent over the same periods.  The decrease in income from operations was primarily attributable to higher incremental costs and inefficiencies incurred to service customers during the footprint optimization program, start-up costs related to the new manufacturing facilities, lower volumes, the favorable impact in the prior year period from the lagged pass through of decreases in resin costs, foreign currency transaction losses and higher rationalization charges.  Rationalization charges were $1.0 million and $0.4 million in 2016 and 2015, respectively.

Outlook for 2016

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2016, which excludes rationalization charges, in the range of $2.80 to $3.00.  This estimate compares to adjusted net income per diluted share for the full year of 2015 of $2.97.

The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2016, which excludes rationalization charges, in the range of $0.50 to $0.60.  This estimate includes continued incremental spending during the quarter associated with the footprint optimization programs and the start-up of the new manufacturing facilities.  This estimate compares to adjusted net income per diluted share of $0.71 in the second quarter of 2015.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the first quarter of 2016 at 11:00 a.m. eastern time on April 27, 2016.  The toll free number for those in the U.S. and Canada is (888) 634-7543, and the number for international callers is (719) 325-2133.  For those unable to listen to the live call, a taped rebroadcast will be available through May 11, 2016.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 2459616.

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SILGAN HOLDINGS
April 27, 2016

Silgan is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.8 billion in 2015.  Silgan operates 88 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2015 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2016	2015

Net sales	$792.7	$816.6

Cost of goods sold	678.8	694.4

Gross profit	113.9	122.2

Selling, general and administrative expenses	55.4	54.4

Rationalization charges	1.1	0.7

Income from operations	57.4	67.1

Interest and other debt expense	16.4	16.5

Income before income taxes	41.0	50.6

Provision for income taxes	14.4	17.3

Net income	$26.6	$33.3

Earnings per share:
Basic net income per share	$0.44	$0.53
Diluted net income per share	$0.44	$0.53

Cash dividends per common share	$0.17	$0.16

Weighted average shares (000's):
Basic	60,451	62,801
Diluted	60,825	63,082

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2016	2015
Net sales:
Metal containers	$453.4	$458.9
Closures	196.1	198.1
Plastic containers	143.2	159.6
Consolidated	$792.7	$816.6

Income from operations:
Metal containers	$37.6	$40.7
Closures (a)	24.5	21.6
Plastic containers (b)	0.1	9.2
Corporate	(4.8)	(4.4)
Consolidated	$57.4	$67.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2016	2015	2015
Assets:
Cash and cash equivalents	$66.6	$129.1	$99.9
Trade accounts receivable, net	338.9	382.8	281.0
Inventories	753.0	680.2	628.1
Other current assets	48.2	36.4	36.1
Property, plant and equipment, net	1,153.0	1,049.7	1,125.4
Other assets, net	1,024.8	1,052.0	1,022.2
Total assets	$3,384.5	$3,330.2	$3,192.7

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$484.9	$447.4	$628.9
Current and long-term debt	1,818.0	1,896.6	1,513.5
Other liabilities	413.6	443.3	411.1
Stockholders' equity	668.0	542.9	639.2
Total liabilities and stockholders' equity	$3,384.5	$3,330.2	$3,192.7

(a)	Includes rationalization charges of $0.1 million and $0.3 million in 2016 and 2015, respectively.
(b)	Includes rationalization charges of $1.0 million and $0.4 million in 2016 and 2015, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2016	2015

Cash flows provided by (used in) operating activities:
Net income	$26.6	$33.3
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	36.2	36.7
Rationalization charges	1.1	0.7
Other changes that provided (used) cash:
Trade accounts receivable, net	(54.9)	(84.7)
Inventories	(120.8)	(145.0)
Trade accounts payable and other changes, net	(39.0)	15.3
Net cash used in operating activities	(150.8)	(143.7)

Cash flows provided by (used in) investing activities:
Capital expenditures	(62.0)	(48.8)
Proceeds from asset sales	1.1	-
Net cash used in investing activities	(60.9)	(48.8)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(10.5)	(10.3)
Changes in outstanding checks – principally vendors	(101.8)	(82.8)
Shares repurchased under authorized repurchase program	-	(162.6)
Net borrowings and other financing activities	290.7	354.7
Net cash provided by financing activities	178.4	99.0

Cash and cash equivalents:
Net decrease	(33.3)	(93.5)
Balance at beginning of year	99.9	222.6
Balance at end of period	$66.6	$129.1

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter ended March 31,

Table A

	2016	2015

Net income per diluted share as reported	$0.44	$0.53

Adjustments:
Rationalization charges	0.01	0.01
Adjusted net income per diluted share	$0.45	$0.54

SILGAN HOLDINGS INC.
  RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Second Quarter			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2016	2016	2015	2016	2016	2015
Net income per diluted share as estimated
for 2016 and as reported for 2015	$0.42	$0.52	$0.70	$2.70	$2.90	$2.81

Adjustments:
Rationalization charges	0.08	0.08	0.01	0.10	0.10	0.16
Costs attributable to announced acquisitions (2)	-	-	-	-	-	-
Adjusted net income per diluted share
as estimated for 2016 and presented for 2015	$0.50	$0.60	$0.71	$2.80	$3.00	$2.97

(1)	The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges and costs attributable to announced acquisitions from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the ongoing cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.